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                                                                    EXHIBIT 99.1


          THE SHAW GROUP INC. ANNOUNCES PROPOSED SALE OF $250 MILLION,
                            SEVEN-YEAR SENIOR NOTES


Baton Rouge, Louisiana, February 26, 2003 - The Shaw Group Inc. (NYSE: SGR) ("Shaw" or "the Company") today announced that it intends to offer $250 million of senior notes for sale in a private placement, subject to market and other conditions. The offering will be made only to qualified institutional buyers in accordance with Rule 144A and in offshore transactions in reliance on Regulation S under the Securities Act of 1933, as amended. The offering is expected to close during March 2003.

The Company intends to use the net proceeds of the offering to purchase, in a tender offer that Shaw announced today, up to a maximum aggregate principal amount at maturity of $384.6 million of its outstanding Liquid Yield Option(TM) Notes due 2021 (Zero Coupon -- Senior) (the "LYONs") at prices determined by a "Modified Dutch Auction" tender offer procedure. At the maximum purchase price in the price range for the tender offer, Shaw would pay approximately $250 million to purchase $384.6 million in principal amount at maturity of LYONs.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities to be offered will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement is also not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities, with respect to any LYONs. The offer to purchase


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LYONs may only be made pursuant to the terms of Shaw's Offer to Purchase and the accompanying Letter of Transmittal.




The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management "believes," "expects," "anticipates," "plans," or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q, reports and on the Company's web-site under the heading "Forward Looking Statement". These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.